SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date earliest event reported):  July 22, 2011

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

 STATE ROUTE 2 SOUTH, P.O. BOX 356, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events.

On July 22, 2011, MTR Gaming Group, Inc. (the “Company”) priced its previously announced offering of $565,000,000 in aggregate principal amount of 11.5% Senior Secured Second Lien Notes due 2019 (the “Notes”) at an issue price equal to 97% of the principal amount of the Notes.  Up to 1% of such interest may be paid in kind at the option of the Company until and including the interest payment due on August 1, 2013.  The offering is expected to close on or about August 1, 2011, subject to customary closing conditions.

The Company intends to apply the net proceeds of the sale of the Notes, together with cash on hand, to purchase all of the Company’s outstanding 9% Senior Subordinated Notes due 2012 (the “2012 Notes”) and its outstanding 12.625% Senior Secured Notes due 2014 (the “2014 Notes,” and together with the 2012 Notes, the “Existing Notes”) that are tendered in connection with cash tender offers and consent solicitations for any and all Existing Notes commenced on July 7, 2011 (the “Tender Offers”), pay the consent fees in connection with the Tender Offers, or otherwise redeem the Existing Notes that are not tendered in the Tender Offers and to provide anticipated funding for the establishment of a video lottery gaming facility at Scioto Downs.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  Accordingly, the Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S of the Securities Act. This report shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/S/ JOHN W. BITTNER, JR.
John W. Bittner, Jr.
Executive Vice President and Chief Financial Officer
Date: July 22, 2011